PROVINCE OF MANITOBA
2005/06 QUARTERLY FINANCIAL REPORT
APRIL TO JUNE 2005
NOTES TO THE QUARTERLY FINANCIAL REPORT
This report presents the unaudited financial results of the Province of Manitoba for the first quarter of the 2005/06 fiscal year.
The report is based on the organizational structure of departments established in the 2005/06 Estimates. The comparative data provided for the 2004/05 fiscal year has been restated to reflect the current organizational structure of departments.
FIRST QUARTER – ACTUAL TO ESTIMATE
The first quarter result of a net expenditure (excess expenditures over revenues) of $209.3 million was $53.8 million less than the projection of $263.1 million. The decrease is a combined result of first quarter expenditures being $25.5 million less than estimated and revenue being $28.3 million higher than anticipated. The variances result primarily from differences in the timing of expenditures and receipts.
FIRST QUARTER COMPARED TO PREVIOUS YEAR’S RESULTS
In total the first quarter net expenditure was $50.7 million lower than for the same period last year.
Total revenues were $199.2 million more than the same period last year, reflecting budgeted increases in both own source revenue and transfers from the Government of Canada.
Total expenditures were $148.5 million higher than the previous year. Program expenditures were $136.8 million higher while public debt costs were $11.7 million higher. The largest increases in program expenditures occurred in the departments of Health, Education, Citizenship and Youth and Family Services and Housing.
CAPITAL INVESTMENT
Departmental expenditures for tangible capital assets were $29.3 million, $2.2 million less than estimated primarily due to timing variances. Expenditures were $13.0 million higher than for the same period last year, consistent with budgeted increases for infrastructure assets in 2005/06.
DEBT/PENSION REPAYMENT
The 2005 Budget provides for a $110.0 million contribution to the Debt Retirement Fund. As required by the balanced budget legislation, an allocation committee determines the share of those funds directed to pension or general purpose debt. In the 2005 Budget plan, the 2005/06 allocation is $87.0 million to the pension liability and $23.0 million for general purpose debt.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
YEAR END PROJECTION
A $3.0 million positive balance was projected in the 2005 Budget, however the impact of unanticipated emergency expenditure costs resulting from spring flooding and heavy summer rains and other unbudgeted costs is under review. A Special Warrant has been issued to provide for the increased Emergency Expenditures as well as to provide authority for expenditures associated with the Moving Forward on Early Learning and Child Care Agreement, signed by Manitoba and Canada on April 29, 2005, wait list reduction programming and capital funding for universities.
More complete information on revenues and expenditures in the second quarter financial report will provide the basis for a revised year-end projection.
FISCAL STABILIZATION FUND
The fund is projected to have a balance of $493.3 million at the end of the fiscal year. The projected status of the Fiscal Stabilization Fund is provided on page 12.
BORROWING ACTIVITY
The original estimate of borrowing requirements identified in the 2005 Budget was $2,526.2 million including refinancing, funding for Manitoba Hydro, Capital Investments, Health’s capital programs and new self sustaining requirements. This requirement has increased to $2,716.1 million to accommodate refunding of debt for various programs which were called prior to maturity.
For the period April 1, 2005 to June 30, 2005, $105.5 million was raised through the issue of Builder Bonds and $920.2 million was raised in the public market.
NOTE TO READER:
The information presented on the following pages has been changed in format to improve readability. Content remains unchanged from previous years.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF REVENUE AND EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2005
(UNAUDITED)
($000s)

	2005/06	Comparison to 2005/06		Comparison to 2004/05
	ACTUAL	Estimate	Variance	Actual	Variance

Revenue

Own Source Revenue	1,174,295	1,147,339	26,956	1,063,674	110,621

Government of Canada	685,960	684,605	1,355	597,333	88,627

Total Revenue	1,860,255	1,831,944	28,311	1,661,007	199,248

Expenditure

Program Expenditure	1,984,396	2,010,394	(25,998)	1,847,549	136,847

Debt Servicing	85,130	84,630	500	73,411	11,719

Total Expenditure	2,069,526	2,095,024	(25,498)	1,920,960	148,566

Net Revenue/(Expenditure)	(209,271)	(263,080)	53,809	(259,953)	50,682

Interfund Transfers

Debt/Pension Repayment	—	—	—	—	—

Fiscal Stabilization Fund	—	—	—	—	—

Total Interfund Transfers	—	—	—	—	—

Balance Under Balanced Budget Legislation	(209,271)	(263,080)	53,809	(259,953)	50,682

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2005
(UNAUDITED)
($000s)

	2005/06	Comparison to 2005/06		Comparison to 2004/05
	ACTUAL	Estimate	Variance	Actual	Variance

Taxation:
Finance
- Individual Income Tax	478,476	478,476	—	454,200	24,276
- Corporation Income Tax	87,624	87,624	—	80,748	6,876
- Corporation Capital Tax	45,247	42,600	2,647	38,046	7,201
- Gasoline Tax	24,957	25,000	(43)	24,730	227
- Insurance Corporations Tax	14,605	15,937	(1,332)	13,531	1,074
- Land Transfer Tax	7,936	5,749	2,187	4,710	3,226
- Levy for Health and Education	47,302	47,900	(598)	45,049	2,253
- Mining Tax	19,410	19,410	—	11,600	7,810
- Motive Fuel Tax	11,776	10,800	976	10,905	871
- Retail Sales Tax	190,180	189,500	680	175,249	14,931
- Revenue Act, 1964, Part 1	11,981	11,200	781	11,240	741
- Tobacco Tax	31,441	34,800	(3,359)	34,977	(3,536)
- Environmental Protection Tax	534	520	14	538	(4)

	971,469	969,516	1,953	905,523	65,946
Industry, Economic Development & Mines - Oil and Natural Gas Tax	825	692	133	485	340

	972,294	970,208	2,086	906,008	66,286

Other Revenue:
Justice	8,721	8,888	(167)	7,365	1,356
Transportation and Government Services	31,412	26,855	4,557	27,547	3,865
Water Stewardship — Water Power Rentals	31,286	27,928	3,358	20,260	11,026
Manitoba Lotteries Corporation	67,000	67,000	—	56,000	11,000
Manitoba Liquor Control Commission	36,200	23,300	12,900	21,700	14,500
Other Departments	27,382	23,160	4,222	24,794	2,588

	202,001	177,131	24,870	157,666	44,335

Total Own Source Revenue	1,174,295	1,147,339	26,956	1,063,674	110,621

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF REVENUE
FOR THE THREE MONTHS ENDED JUNE 30, 2005
(UNAUDITED)
($000s)

	2005/06	Comparison to 2005/06		Comparison to 2004/05
	ACTUAL	Estimate	Variance	Actual	Variance

Government of Canada:
Equalization	400,255	400,255	—	343,322	56,933
Canada Health Transfer (CHT)	181,590	181,590	—	123,912	57,678
Canada Social Transfer (CST)	80,028	80,028	—	76,596	3,432
Child Care	—	—	—	—	—
Health Reform Fund	—	—	—	13,746	(13,746)
Other Health Funds
- Diagnostic Medical Equipment Fund	—	2,000	(2,000)	1,025	(1,025)
- Medical Equipment Fund	—	1,000	(1,000)	1,300	(1,300)
- Primary Health Care Transition Fund	—	—	—	—	—
- Public Health Immunization Fund	—	—	—	14,618	(14,618)

Total Other Health Funds	—	3,000	(3,000)	16,943	(16,943)
Departments
- Labour Market Development	12,913	12,913	—	12,913	—
- Other Departments	11,174	6,819	4,355	9,901	1,273

Total Government of Canada	685,960	684,605	1,355	597,333	88,627

Total Revenue	1,860,255	1,831,944	28,311	1,661,007	199,248

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF PART A – OPERATING EXPENDITURE
FOR THE THREE MONTHS ENDED JUNE 30, 2005
(UNAUDITED)
($000s)

	2005/06	Comparison to 2005/06		Comparison to 2004/05
	ACTUAL	Estimate	Variance	Actual	Variance

Legislative Assembly	6,736	7,511	(775)	6,803	(67)
Executive Council	819	844	(25)	757	62
Aboriginal and Northern Affairs	8,273	8,765	(492)	7,430	843
Advanced Education and Training	124,210	127,038	(2,828)	126,775	(2,565)
Agriculture, Food and Rural Initiatives	15,723	18,979	(3,256)	14,630	1,093
Civil Service Commission	1,310	1,376	(66)	1,179	131
Conservation	27,912	30,065	(2,153)	27,362	550
Culture, Heritage and Tourism	21,008	22,102	(1,094)	18,747	2,261
Education, Citizenship and Youth	404,094	415,644	(11,550)	373,200	30,894
Employee Pensions and Other Costs	14,138	14,878	(740)	12,764	1,374
Energy, Science and Technology	18,872	15,854	3,018	13,100	5,772
Family Services and Housing	234,785	244,858	(10,073)	218,954	15,831
Finance — Departmental Costs	36,463	37,437	(974)	36,428	35
Finance — Debt Servicing Costs	85,130	84,630	500	73,411	11,719
Health	862,884	853,478	9,406	790,333	72,551
Healthy Child Manitoba	5,457	5,954	(497)	4,602	855
Industry, Economic Development and Mines	4,310	4,657	(347)	4,671	(361)
Intergovernmental Affairs and Trade	31,031	33,101	(2,070)	25,305	5,726
Justice	55,518	56,034	(516)	53,309	2,209
Labour and Immigration	7,395	7,128	267	7,395	—
Seniors and Healthy Aging Secretariat	202	198	4	192	10
Sport	2,908	2,930	(22)	2,815	93
Transportation and Government Services	87,000	88,022	(1,022)	87,578	(578)
Water Stewardship	10,699	10,687	12	9,831	868
Enabling Appropriations	154	1,002	(848)	348	(194)
Other Appropriations	2,495	1,852	643	3,041	(546)

Total Expenditure	2,069,526	2,095,024	(25,498)	1,920,960	148,566

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF PART B – CAPITAL INVESTMENT
FOR THE THREE MONTHS ENDED JUNE 30, 2005
(UNAUDITED)
($000s)

	2005/06	Comparison to 2005/06		Comparison to 2004/05
	ACTUAL	Estimate	Variance	Actual	Variance

General Assets

Legislative Assembly	—	—	—	—	—
Advanced Education and Training	176	260	(84)	—	176
Agriculture, Food and Rural Initiatives	—	—	—	—	—
Conservation	33	465	(432)	10	23
Culture, Heritage and Tourism	—	—	—	—	—
Energy, Science and Technology	393	908	(515)	3,435	(3,042)
Family Services and Housing	296	222	74	189	107
Finance	32	87	(55)	13	19
Health	—	550	(550)	213	(213)
Justice	245	238	7	190	55
Transportation and Government Services	9,943	9,917	26	2,521	7,422
Enabling Appropriations	—	—	—	563	(563)

Total General Assets	11,118	12,647	(1,529)	7,134	3,984

Infrastructure Assets

Conservation	164	845	(681)	—	164
Transportation and Government Services	11,379	11,671	(292)	8,502	2,877
Water Stewardship	27	820	(793)	595	(568)
Manitoba Floodway Expansion	6,588	5,534	1,054	—	6,588
Enabling Appropriations	—	—	—	—	—

Total Infrastructure Assets	18,158	18,870	(712)	9,097	9,061

Total Capital Assets	29,276	31,517	(2,241)	16,231	13,045

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
(with comparative figures for March 31, 2005)
(UNAUDITED)
($000s)

	Canadian Dollar	Canadian Dollar	Increase/(Decrease)
	Valuation	Valuation	June 30/05
	(Note 1)	(Note 1)	over
	June 30/05	Mar 31/05	Mar 31/05
Direct Debt Payable in:
Canadian Dollars	14,000,352	14,162,084	(161,732)
Issues Hedged to Canadian Dollars	3,125,914	2,946,914	179,000
U.S. Dollars	2,332,378	2,056,320	276,058
Issues Hedged to U.S. Dollars	648,284	884,160	(235,876)

Total Direct Debt	20,106,928	20,049,478	57,450

Guaranteed Debt Payable in:
Canadian Dollars	494,725	660,075	(165,350)
U.S. Dollars	—	—	—

Total Guaranteed Debt	494,725	660,075	(165,350)

Total Direct and Guaranteed Debt (note 2)	20,601,653	20,709,553	(107,900)
Less: Sinking Fund Investments	4,485,506	4,561,149	(75,643)
Less: Debt Retirement Fund	—	—	—

Net Direct and Guaranteed Debt (note 3)	16,116,147	16,148,404	(32,257)

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
OPERATING FUND
STATEMENT OF VALUATION AND PURPOSE OF
DIRECT AND GUARANTEED DEBT OUTSTANDING
(with comparative figures for March 31, 2005)
(UNAUDITED)
NOTES:
1.	The Canadian Dollar Valuation is calculated using the foreign currency exchange rates in effect at June 30, 2005 and at March 31, 2005. As at June 30, 2005, the US dollar exchange rate was $1.2256 ($1.2096 at March 31, 2005).
2.	Direct and Guaranteed Debt are payable in Canadian and U.S. dollars. As at June 30, 2005, total Gross Debt was payable 85% in Canadian dollars and 15% in U.S. dollars. Of this total, General Government Program Debt and Other Debt was 100% payable in Canadian dollars. Manitoba Hydro Debt was payable 59% in Canadian dollars (59% at March 31, 2005) and 41% in U.S. dollars (41% at March 31, 2005).

3.	The above debt was issued for the following purposes:

	June 30, 2005		March 31, 2005
	($000s)	($ per capita)	($000s)	($ per capita)
		(Note 4)		(Note 4)
General Government Programs	6,516,300	5,529	6,594,139	5,607
The Manitoba Hydro-Electric Board	6,672,794	5,662	6,615,015	5,625
Capital Investments	375,648	319	363,519	309
Manitoba Hospital Facilities	660,761	561	738,761	628
Government Enterprises and Other	496,514	421	496,514	422
Other	1,394,130	1,183	1,340,456	1,140

Total	16,116,147	13,675	16,148,404	13,731

	(Note 5)
4.	Per Capita data is based upon population figures as at July 1, 2005 and April 1, 2005 as reported by Statistics Canada.
5.	In 2003/04, the Province, in accordance with Canadian GAAP, changed its accounting treatment for certain amounts owed to Canada and for debentures issued by certain school boards and hospitals, the debt service of which is paid with future grants from the Government. Amounts owed to the Federal Government over time, which were previously treated as accounts payable are now accounted for as loans payable. Debentures issued by school boards and hospitals, were previously recognized as an expense over the life of the debentures as grants for debt service were made and held by the Provincial Sinking Fund and Manitoba Public Insurance (MPI), (a Crown corporation). Now the obligation to fund dept principal payments is expensed in full at the time the debenture is issued. Any of these debentures held by MPI are recorded as “Loans Payable to Government Enterprises”. The Government also recognized a loan payable in respect of the pension liability of the Manitoba Liquor Control Commission.
6.	General Government Program Debt decreased by $(77.8) million due to maturities not yet funded. All other debt increased $45.6 million due to the Provincial Part B Capital requirements, Manitoba Hydro’s new capital requirements, offset by a net increase in Manitoba Hydro’s sinking fund together with the impact of a weaker Canadian dollar. Hospital facilities debt decreased due to maturities not yet funded and other debt increased due to sinking fund maturities prior to debt maturities. Manitoba Hydro’s U.S. dollar revenues are sufficient to pay the interest and principal on all outstanding U.S. dollar debt.
7.	Manitoba’s net general purpose debt to GDP ratio is projected to be 15.7% in 2005/06, down from 16.4% in 2004/05 and from 20.8% in 1999/2000. GDP data reflects the latest information available from the Manitoba Bureau of Statistics.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
DEBT RETIREMENT FUND
PROJECTION FOR YEAR ENDING MARCH 31, 2006
(with comparative figures for March 31, 2005)
(UNAUDITED)
($000s)

	2005/06	2004/05
	Projection(1)	Actual(2)
Fund Balance, Beginning of Year	—	180,325

Revenue:
Interest Earnings	—	1,861
Transfer from Operating Fund	110,000	98,500

	110,000	100,361

Expenditure:
Transfer to Operating Fund for:
- Pension Assets Fund (3)	(87,000)	(78,712)
- Sinking Fund Obligation (4)	—	(201,974)

	(87,000)	(280,686)

Fund Balance, End of Year	23,000	—

Notes:

(1)	Based on projection included in the 2005 Budget.

(2)	Based on 2004/05 Public Accounts.

(3)	The actual allocation of funds for 2005/06 will be determined by the Allocation Committee as per Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

(4)	Based on debt retirement provision of the Act that at least once every five years, the Fund be collapsed and all amounts allocated to the Sinking Fund or Pension Assets Fund.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
PENSION ASSETS FUND
PROJECTION FOR YEAR ENDING MARCH 31, 2006
(with comparative figures for March 31, 2005)
(UNAUDITED)
($000s)

	2005/06	2004/05
	Projection (1)	Actual (2)
Fund Balance, Beginning of Year	382,342	267,157

Revenue:
Interest Earnings	38,000	30,602
Transfer from Debt Retirement Fund (2)	87,000	78,712
Transfer from Departments and Crown Corporations	7,500	5,871

	132,500	115,185

Fund Balance, End of Year	514,842	382,342

Notes:

(1)	Based on projection included in the 2005 Budget.

(2)	The actual allocation of funds for 2005/06 will be determined by the Allocation Committee as per the Balanced Budget, Debt Repayment and Taxpayer Accountability Act.

PROVINCE OF MANITOBA FINANCIAL REPORT	APRIL TO JUNE 2005
FISCAL STABILIZATIONION FUND
PROJECTION FOR YEAR ENDING MARCH 31, 2006
(with comparative figures for March 31, 2005)
(UNAUDITED)
($000s)

	2005/06	2004/05
	Projection	Actual (1)
Fund Balance, Beginning of Year	485,942 *	78,881

Revenue

Interest Earnings	13,730	1,571

Interfund Transfers

Transfer from / (to) the Operating Fund
- Year-End Positive Balance (2)	3,000	195,423
- Wait Time Reduction Programming	(9,400)	155,115
- Other Health Related Programming	—	54,952

	(6,400)	405,490

Fund Balance, End of Year	493,272	485,942

Notes:

(1)	Based on 2004/05 Public Accounts.

(2)	Based on projection included in the 2005 Budget.

* Fund balance comprised of:
- Health related programs prefunded by Canada	210,067
- Other general program requirements	275,875

485,942